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                                                                    EXHIBIT 99.1

Editorial contacts:                         Investor Relations contacts:
Thomas Stites                               Michael Cortright
Conexant Systems, Inc.                      Conexant Systems Inc.
949-483-1492                                (949) 483-6773
thomas.stites@conexant.com                  investor.relations@conexant.com

                         CONEXANT COMPLETES OFFERING OF
                 $500 MILLION OF CONVERTIBLE SUBORDINATED NOTES

NEWPORT BEACH, Calif., January 28, 2000 - Conexant Systems, Inc., (NASDAQ:CNXT), today announced that it has completed the private offering of $500 million aggregate principal amount (excluding any proceeds from an over-allotment option) of its 4% Convertible Subordinated Notes Due 2007. The notes are convertible into the company's common stock at a conversion price of $108 per share.

The company intends to use the net proceeds for general corporate purposes, including potential acquisitions. The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


Safe Harbor Statement:
This press release contains statements relating to future results of the company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: global and market conditions, including, but not limited to, the cyclical nature of the semiconductor industry and the markets addressed by the company's and its customers' products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability and extent of utilization of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the successful implementation of the company's diversification strategy; labor relations of the company, its customers and suppliers; timely completion of Year 2000 modifications by the company and its key suppliers and customers; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Other brands and names contained in this release are the property of their respective owners.

With revenues of approximately $1.5 billion, Conexant is the world's largest independent company focused exclusively on providing semiconductor products and systems solutions for communications electronics. With more than 30 years of experience in developing communications technology, the company draws upon its expertise in mixed-signal processing to deliver integrated systems and semiconductor products for a broad range of communications applications. These products facilitate communications worldwide through wireline voice and data communications networks, cordless and cellular wireless telephony systems, personal imaging devices and equipment, and emerging cable and wireless broadband communications networks. The company aligns its business into five product platforms: Network Access,

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Wireless Communications, Digital Infotainment, Personal Imaging, and Personal
Computing. Conexant is a member of the Nasdaq-100 Index, which represents the largest and most active stocks listed on The Nasdaq Stock Market across major industry groups. For more information, visit Conexant at www.conexant.com.

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